Confidential


                            MANUFACTURING AGREEMENT

This MANUFACTURING AGREEMENT ("Agreement"), having an effective date of the 1st day of March, 2004, (the "Effective Date"), is made and entered into by and between AstraZeneca LP, having a principal place of business at 50 Otis Street, Westborough, MA 01581("AZ") and the Dentsply Anesthetics Division of Maillefer Instruments Trading S.a.r.L., having a place of business at Chemin du Verger 3, CH-1338 Ballaigues, Switzerland ("Dentsply").

                                   RECITALS

      WHEREAS, as of the date last written below (the "Execution Date"), AZ is manufacturing certain Products (as defined in Article 1 below) for sale by Dentsply pursuant to the AZLAD Products Manufacturing Agreement between AstraZeneca AB and Maillefer Instruments Holding S.A. ("MIH") (the respective parent companies of AZ and Dentsply) dated January 18, 2001 (the "2001 Agreement"); and

      WHEREAS, AZ's obligations to manufacture and Dentsply's obligations to purchase the Products under the 2001 Agreement terminate on February 29, 2004; and

      WHEREAS, AZ and Dentsply desire to enter into an arrangement for the manufacturing of the Products as of the Effective Date, which Products will be manufactured by AZ for sale by Dentsply, on the terms and conditions set forth in this Agreement; and

      WHEREAS, in order to allow AZ to take into account such manufacturing obligations for its strategic planning purposes, AZ and Dentsply have agreed to enter into this Agreement on the Execution Date.

      NOW, THEREFORE, the parties hereto, intending to be legally bound, agree to the following:

1.    DEFINITIONS

      The following terms for the purpose of this Agreement shall have the following respective meanings:

1.1   "Active Ingredient" means, with respect to any Product, the active pharmaceutical ingredient in a Product.


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1.2   "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. "Control," and with correlative meanings, the terms "controlled by" and "under common control with" means the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. With respect to AZ, "Affiliate" shall also mean any corporation or other business entity that controls, is controlled by or under common control with AstraZeneca PLC. With respect to Dentsply, "Affiliate" shall also mean any corporation or other business entity that controls, is controlled by, or is under common control with MIH.

1.3   "Annual Period" means a calendar year, provided, however, that the first
           Annual Period shall run from the Effective Date through December 31 of such year and is therefore less than a calendar year.

1.4   "Batch" means a quantity of 3,750 Sales Units, and is equal to 375,000 individual dental cartridges of one Product

1.5   "CGMP Requirements" means the FDA's current Good Manufacturing Practice requirements as promulgated under the FFDCA at 21 CFR (Parts 210 and 211), and as further defined by FDA guidance documents, as such may be amended from time to time, applicable to the clinical processing and bulk packaging of the Products.

1.6   "Components" means all containers, closures, packaging components, labels and labeling necessary for the manufacture of the Product as finished goods.

1.7   "Confidential Information" has the meaning set forth in Section 12.1 of this Agreement.

1.8   "Effective Date" means the date written in the preamble of this
           Agreement.

1.9   "Facility" means AZ's facility in Westborough, Massachusetts.

1.10  "FDA" means the United States Food and Drug Administration, or any such successor agency of the Federal government.

1.11  "FFDCA" means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C.ss.ss.301
           et seq., as amended.

1.12  "Firm Order" has the meaning set forth in Section 2.3(b) of this
           Agreement.

1.13  "Forecast" has the meaning set forth in Section 2.3(b) of this Agreement.


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1.14  "Government and Regulatory Authority Approval" means any and all actions of a Government or Regulatory Authority necessary for the Manufacture and distribution of the Products.

1.15  "Government or Regulatory Authority" means any United States Federal, state, or local government, governmental instrumentality or governmental or other regulatory or administrative authority, agency, department, board or court, tribunal or judicial, administrative or arbitration tribunal, and any foreign counterpart thereof.

1.16  "Law" means any Federal, state or local law, statute or ordinance, or any rule, regulation, or published guidelines, or any statement having the effect of law, promulgated by any Government or Regulatory Authority.

1.17  "Materials" means, with respect to any Product, all inactive raw materials used in the formulation of the Product necessary for the manufacture of the Product as finished goods.

1.18  "Manufacture" and "Manufacturing" means the manufacturing, processing, formulating, packaging and holding of such Product prior to delivery to Dentsply and performing the in-process and other testing of the Product required to be performed by AZ pursuant to the Quality Agreement prior to delivery to Dentsply.

1.19  "Party" means each of AZ and Dentsply.

1.20  "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Government or Regulatory Authority.

1.21  "Product" means any of the products set forth in Exhibit A attached hereto and made a part hereof.

1.22  "Quality Agreement" means the Agreement executed between the Parties on the date hereof, in the form set forth in Exhibit B hereto, and any similar successor agreement governing the same subject matter.

1.23  "Specifications" means, with respect to each Product, the Product description and attributes set forth in Exhibit C attached hereto and made a part hereof, and any changes thereto as mutually agreed upon by the Parties in accordance with Section 2.1.

1.24  "Territory" means the United States of America, Canada and Puerto Rico.

1.25  "Sales Unit" means one hundred (100) dental cartridges of a Product


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1.26  "Work in Process" shall mean, with respect to any Product, all Materials and Active Ingredient from the time of pre-weighing for allocation to a manufacturing lot until satisfactory completion of quality testing for such manufacturing lot.

2.    MANUFACTURE OF PRODUCTS

2.1   Manufacturing.  AZ agrees to Manufacture the Products, subject to the terms and conditions set forth in this Agreement, to meet Dentsply's requirements for the Products. AZ shall Manufacture the Products (a) in accordance with the Specifications, as may be amended in writing from time to time, with written notice by Dentsply and mutual agreement of the Parties and (b) in material compliance with the Quality Agreement, this Agreement, the CGMP Requirements and all other applicable legal requirements. Notwithstanding the provisions of this Agreement or any of its Exhibits, including but not limited to the Specifications, AZ shall implement, as soon as possible, any change to the Manufacture of Products that is required or recommended by the FDA or required by CGMP Requirements or other applicable Law, and in such event, will provide written notice to Dentsply of any such change as soon as is reasonably practicable. Any and all direct costs (including but not limited to documented internal administrative costs, costs of external technical consultants engaged by AZ in effectuating such changes, the lost value and disposal cost of obsolescent Work in Process, Materials, Components and completed, packaged Products) associated with any change in the Manufacture of the Products shall be borne by Dentsply. If a change is made to the Specifications, Dentsply shall first obtain any required Government and Regulatory Authority approvals and shall make any necessary amendments to regulatory filings.

2.2   Supply and Ownership of Materials.  AZ shall arrange to have all Active
           Ingredients necessary for the Manufacture of the Products shipped to AZ unless otherwise mutually agreed by the Parties. AZ shall be responsible for release of the Active Ingredients in accordance with the Specifications. AZ shall supply the Components and Materials necessary for the Manufacture of the Products listed in Exhibit A. AZ shall retain title and ownership of all Products until shipment in accordance with Section 2.5.

2.3   Forecasts and Orders

           (a) Dentsply shall provide Forecasts and Firm Orders for Products in whole Batches in accordance with the procedures set forth in
             Section 2.3(b). AZ shall use commercially reasonable efforts to deliver Product in accordance with timelines set forth in the Firm Orders submitted by Dentsply as set forth in Section 2.3(b).


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           (b)  Commencing on December 1, 2003 (the "Initial Forecast Date"),
             Dentsply will provide AZ a forecast of Dentsply's requirements in Batches for each Product for each month for a twelve (12) month period (a "Forecast"); provided, however, that from the Initial Forecast Date until the Effective Date, each Forecast shall reflect Dentsply's requirements for the twelve-month period beginning on the Effective Date. Such Forecast shall be revised monthly for (i) a rolling twelve (12) month period, or (ii) through the remaining period to termination of this Agreement, with the first three (3) months' forecast in each twelve (12) month period beginning on December 1, 2003 reflected in the form of a firm, non-cancelable purchase order (a "Firm Order"). The maximum monthly quantity specified in the Forecast or Firm Order shall not exceed 17 Batches (63,750 Sales Units) per month as the total for all Products. The minimum monthly quantity specified in the Forecast or Firm Order shall not be less than 12 Batches (45,000 Sales Units) per month as the total for all Products.
             For the term of this Agreement, should Dentsply provide a Firm Order that is below the minimum monthly quantity, AZ will invoice Dentsply as if the minimum monthly quantity of Sales Units of the highest priced Product had been Manufactured; provided, however, that Dentsply may provide a Firm Order that is below the minimum monthly quantity of Batches for the month during which AZ conducts its annual shutdown of the Facility or for a month that AstraZeneca determines it can not provide such minimum quantity due to a decrease in available capacity such as equipment maintenance or SAP software installation. AZ will notify Dentsply in writing of the month that such shutdown is to occur at least three (3) months prior to the first day of such month.

           (c) AZ will respond within 10 business days of receiving from Dentsply the monthly rolling Forecast and Firm Order and will either (i) confirm acceptance by AZ of the Forecast and Firm Order quantities or (ii) reject the requested quantities and initiate a dialogue between the Parties to arrive at mutually acceptable values for the Forecast and Firm Order. AZ will use commercially reasonable efforts to accommodate any additional quantity of Products requested by Dentsply after the Firm Order has been sent to AZ, but AZ shall not be liable in any respect for its inability to do so. Notwithstanding anything in this Agreement to the contrary, AZ shall have no obligation to Manufacture in any month more than 17 Batches in total for all Products, and AZ shall have no obligation to Manufacture any
             quantity of Products during the specified shutdown month.   Firm
             Orders may be amended only by mutual agreement of the Parties, in writing.


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2.4   Inability of AZ to meet Requirements.  If during the term of this
           Agreement AZ cannot meet substantially all of Dentsply's requirements for the Product for any reason other than Dentsply's failure to comply with Section 2.3, then AZ promptly shall so advise Dentsply in writing, and, after a period of forty-five (45) days with no deliveries, Dentsply shall be free to purchase replacement Products from other sources for as long as AZ's inability to supply Dentsply's requirements continues.

2.5   Delivery of Products.  AZ agrees to arrange delivery of the Products to
           Dentsply F.O.B. AZ's Facility in Westborough, Massachusetts. Dentsply will select appropriate carriers. AZ agrees to provide reasonable assistance in this selection. Products shall be shipped in accordance with FDA regulations, and other applicable federal and state regulations.

3.    MANUFACTURING STANDARDS AND QUALITY ASSURANCE

3.1   Each Product will be Manufactured, controlled, tested, and released in accordance with the Quality Agreement. If there is any inconsistency between this Agreement and the Quality Agreement, the terms of the Quality Agreement shall control with respect to quality issues, and this Agreement shall control with respect to all other issues.

3.2   AZ warrants that, as of the date of each delivery hereunder to Dentsply, and until its date of expiration, each Product, whether for intended sale in the United States or elsewhere, shall comply with the provisions of the FFDCA, and such Product shall not, when delivered to Dentsply, be adulterated or misbranded within the meaning of the FFDCA. A material default by either Party of the Quality Agreement shall be deemed a default under this Agreement.

3.3   Dentsply warrants that each Product shall have all necessary and appropriate Government and Regulatory Approval for commercial sale by Dentsply in the Territory and further warrants such Product after delivery to Dentsply will not be adulterated or misbranded within the meaning of the FFDCA.

4.    REGULATORY SUBMISSIONS

4.1   Government and Regulatory Approval.  Dentsply shall have responsibility for making all filings and submissions with respect to the Products to the FDA or other applicable Government and Regulatory Authorities in the Territory and for obtaining all Government and Regulatory Approvals required for the commercial sale of Product in the Territory. AZ shall, at Dentsply's request, cooperate and provide reasonable assistance with such filings and submissions, including, the provision of appropriate data when necessary.


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4.2   Government and Regulatory Contacts.  Dentsply shall be responsible for all Government and Regulatory contacts, meetings or filings with the FDA or equivalent contacts with Government and Regulatory Authorities in the Territory. AZ agrees to provide reasonable assistance during this Agreement as required.

4.3   Adverse Experience Reporting.  Dentsply and AZ shall report to the other any information that they have knowledge of concerning any adverse drug experience in connection with the use of the Products, including the incidence or severity thereof, associated with non-clinical toxicity studies, clinical uses, studies, investigations or tests, whether or not determined to be attributable to the Products, all as further outlined in the Quality Agreement.

4.4   Recalls.  All coordination of any recall or field correction activities involving Products shall be handled by Dentsply whether or not such action was requested by AZ.

4.5   Expenses.  In the event that any Product is recalled as a result of (i)
           the supply by AZ of Product that does not conform to the warranty set forth in Section 3.2 or (ii) the negligent or intentionally wrongful act of AZ or its representatives, then AZ shall bear all of the reasonable, documented out-of-pocket costs and expenses of such recall including without limitation expenses related to communications and meetings with all required Government and Regulatory Authorities, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Product from customers and shipment of an equal amount of replacement Product to those customers. In the event that any Product is recalled as a result of any act other than as set forth in the immediately preceding sentence, then Dentsply shall bear all of the reasonable, documented costs and expenses of such recall, including without limitation expenses related to communications and meetings with all required Government and Regulatory Authorities, expenses of replacement stock, the cost of notifying customers and costs associated with shipment of recalled Product from customers and shipment of an equal amount of replacement Product to those customers. In the event that the reason for any recall of Product hereunder is in part the responsibility of AZ as described in the first sentence of this Section 4.5 and in part the responsibility of Dentsply as described in the immediately preceding sentence, then the expenses related to such recall shall be allocated in an equitable manner between the Parties.

5.    CONSIDERATION

5.1   Price.  The price for the Products to be delivered by AZ during the term
           of this Agreement, shall be as set forth in Exhibit D.   AZ shall
           invoice for the Products such amounts upon shipment of the Products to Dentsply. The terms of payment shall be net thirty (30) days from date of invoice provided that the invoice is promptly mailed, sent via overnight courier, or telefaxed, to Dentsply.


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5.2   Price Changes.  AstraZeneca may increase its price for the Products to absorb increased costs in the supply price to AstraZeneca of Active Ingredients, Materials and Components used in the production of Dentsply Products. AstraZeneca agrees to provide reasonable documentation to substantiate any such increase.

5.3   Equipment.  The Parties have mutually agreed that Exhibit E represents equipment known to require repair or replacement during 2004. Within 30 days of the Execution Date, the parties shall undertake to schedule in a timely manner the repairs or replacement work. The actual cost of performing these equipment repairs and replacements will be borne by Dentsply.

5.4   Equipment Repair Costs.  During the term of this Agreement, AstraZeneca shall be responsible for the cost of maintenance, repair, and replacement for the items of equipment owned by Dentsply and listed in Exhibit F, with the exception of the maintenance, repairs and replacements listed in Exhibit E as set forth in Section 5.3 above. Notwithstanding the foregoing, in the event that the cost of any specific maintenance, repair or replacement, including all equipment vendor support costs, AstraZeneca labor and materials, exceeds $50,000, Dentsply shall, upon written notification thereof by AstraZeneca, reimburse AstraZeneca for the entire cost of that repair or replacement. AstraZeneca agrees, where reasonably practicable, to provide Dentsply with written notice of its best estimate of the cost of such repairs prior to beginning to make, or have made, those repairs. In addition, in the event the estimated cost of the repairs exceeds $75,000, Dentsply shall have 72 hours from receipt of notice of the estimated repair cost and request for approval to decide whether to give its approval to AstraZeneca making those repairs, which approval may not be unreasonably withheld. In the event Dentsply does not respond to AstraZeneca's request for approval within that 72 hour period, Dentsply shall be deemed to have given its approval to any such requested repairs. AstraZeneca agrees to provide reasonable documentation to substantiate any such maintenance event.

5.5   Equipment Removal and Facility Restoration. For the term of this
           Agreement Dentsply will retain ownership of the equipment set forth in Exhibit F and such Dentsply equipment shall remain at AZ's Facility. Dentsply shall complete disassembly and removal of this equipment as soon as reasonably practicable after termination of this Agreement and as mutually agreed to by the Parties. The removal of equipment from classified Manufacturing areas must be scheduled with the annual Westborough site shutdown in order to minimize disruption to other AstraZeneca activities. The cost of disassembly, removal and transport of all such equipment, and any repairs or modifications to the Facility that are necessary to restore the Facility to working order and area classification, will be Dentsply's responsibility.


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5.6   Active Ingredients, Materials, Components.  Upon termination of this
           Agreement, all Active Ingredients, Materials and Components unique to the Manufacture of the products, shall be either (i) destroyed pursuant to Dentsply's written instructions and at Dentsply's loss of inventory value and disposal expense, or (ii) sold to Dentsply at cost FOB Westborough, MA.

6.    TERM AND TERMINATION

6.1   Term.  Except with respect to Dentsply's forecasting obligations specified in Section 2.3, the obligations of the Parties hereunder shall commence on the Effective Date and continue until February, 28, 2005 (the "Termination Date") unless this Agreement is extended by Dentsply notifying AstraZeneca in writing, no later than September 1, 2004, of its intention to extend the Agreement beyond the "Termination Date" to a new date not to extend beyond December 31, 2005.

6.2   Termination for Breach.  This Agreement may be terminated by either
           Party if the other Party fails to remedy and make good any material default in the performance of any condition or obligation under this Agreement within ninety (90) days of the date a written notice of such default and intention to terminate is sent to the defaulting Party; provided that if a defaulting Party has promptly from receipt of notice commenced to cure such default and can demonstrate that it is diligently attempting to cure such default at the lapse of such ninety (90) days, then such party shall have such additional time to cure as may be reasonably required but not to exceed an additional seventy-five (75) days.

6.3   Termination for Bankruptcy.  This Agreement may be terminated by either
           Party immediately, or at any time thereafter by notice to the other if the other becomes bankrupt or insolvent, or enters into liquidation whether compulsorily or voluntarily, or convenes a meeting of its creditors, or has a receiver appointed over all or part of its assets, or ceases for any reason to carry on business.

6.4   Termination for Force Majeure.  This Agreement may be terminated by a
           Party, upon thirty (30) days written prior notice in the event of the other Party's inability to substantially perform its obligations hereunder for more than one hundred eighty (180) days due to an event of force majeure as defined in Section 11.1 herein, provided that if the breaching Party reasonably expects that such condition of force majeure will be remedied within ninety (90) days from the date on which the breaching Party receives the non-breaching Party's notice of termination, then the breaching Party shall have ninety (90) days from the date of such notice to remedy such breach before termination becomes effective.


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6.5   No Waiver.  The failure of either Party to terminate this Agreement by reason of the breach of any of its provisions by the other Party shall not be construed as a waiver of the rights or remedies available for any subsequent breach of the terms and provisions of this Agreement.

6.6   Accrued Liabilities.  Termination of this Agreement for any reason shall not discharge either Party's liability for obligations incurred hereunder and amounts unpaid at the time of such termination. Dentsply shall pay AZ for any finished Product ordered by Dentsply prior to termination. Dentsply shall also pay AZ for any Work in Process and Materials (supplied by AZ) that were to be used in the Manufacture of Products hereunder and that are in AZ's possession upon termination of the Agreement. All Materials, Work in Process and finished goods of Products ordered by Dentsply in AZ's possession shall be returned to Dentsply upon termination.

6.7   Property.  Subject to the provisions of Section 5.5, in the event of termination of this Agreement for whatever cause, in addition to the other obligations of the Parties hereunder, each Party shall return to the other Party or to the other Party's designee, at the owner's sole cost and expense, no later than thirty (30) days after the effective date of termination, all of such other Party's property, including, but not limited to, all proprietary information, in its possession, except to the extent required to be retained by Law or to comply with such Party's continuing obligations hereunder.

7.    INDEPENDENT CONTRACTORS

      The Parties acknowledge, agree and declare that the relationship hereby established between them is solely that of provider and recipient of manufacturing services and that each Party hereto is an independent contractor with respect to the other. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or, except as otherwise expressly provided in this Agreement, as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party. All person employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

8.    INDEMNIFICATION

8.1   Indemnification by AZ.  AZ agrees to indemnify, defend and hold harmless
           Dentsply, its Affiliates and their respective employees against any and all third-party claims, including claims made against Dentsply by any of its distributors; losses; damages and liabilities; including reasonable attorney's fees, incurred by any of them arising out of any material breach of any obligation by AZ hereunder or any grossly negligent or intentionally wrongful act or omission by AZ in connection with its Manufacturing services hereunder.


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8.2   Indemnification by Dentsply.  Dentsply agrees to indemnify, defend and hold harmless AZ, its Affiliates and their employees against any and all third-party claims, losses, damages and liabilities, including reasonable attorney's fees, incurred by any of them arising out of any Manufacture of the Products in accordance with the Specifications, including any claim of infringement of intellectual property rights as further set forth in Section 14.7, any breach of any obligation by Dentsply hereunder or any negligent or intentionally wrongful act or omission of Dentsply in connection with the marketing, distribution or sale of the Product in the Territory.

8.3   Procedure.  If Dentsply, its Affiliates or their respective employees, or AZ, its Affiliates or their respective employees (in each case an "Indemnified Party") receive any written claim which such Indemnified Party believes is the subject of indemnity hereunder by AZ or Dentsply as the case may be (in each case an "Indemnifying Party"), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party; provided, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party unless the Indemnifying party demonstrates that the defense of such claim is prejudiced by such failure. The Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of such claim, at its cost, with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not so assume the defense of such claim or, having done so, does not diligently pursue such defense, the Indemnified Party may assume such defense, with counsel of its choice, but at the cost of the Indemnifying Party. If the Indemnifying Party so assumes such defense, it shall have absolute control of the conduct of the litigation; the Indemnified Party may, nevertheless, participate therein through counsel of its choice and at its cost. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided, that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party.


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9.    INSURANCE

9.1   Each Party shall obtain and keep in force during the term of this
           Agreement, (a) worker's compensation insurance in compliance with the worker's compensation laws of the state or states in which such Party has employees performing work related to this Agreement and employer's liability insurance with respect to such employees written on a per occurrence basis with a minimum limit of One Million Dollars ($1,000,000) per occurrence; and (b) commercial general liability insurance, written on a per occurrence basis, including, without limitation, premises, broad form property damages, contractual and products liability/completed operations coverage, which shall specifically cover such Party's indemnification obligations under Section 8.1 or 8.2 hereof, as applicable, with a combined single limit for bodily injury and property damage of not less than Ten Million Dollars ($10,000,000).

9.2   Each Party shall furnish certificates of insurance for the policies of such Party to the other Party within ten (10) days after the Effective Date. Each Party shall immediately provide the other with written notice of any cancellation, non-renewal, expiration or material modification of any policy. Should either Party at any time neglect or refuse to provide the insurance required herein, or should such insurance be canceled or materially modified, the other Party shall have the right to procure the same and the cost thereof shall be deducted from any compensation then due or thereafter to become due to the first Party.

10.   LIMITATION OF LIABILITY

      Limitation. Except in the event of (a) a claim pursuant to a Party's indemnification obligations herein, (b) a Party's fraud or willful misrepresentation or willful misconduct, or (c) a breach of a party's confidentiality obligations herein, in no event shall either Party be liable to the other for special, indirect, incidental or consequential damages, including lost profits, in any way arising out of or relating to this Agreement.

11.   FORCE MAJEURE

      Force Majeure. Neither Party shall be liable to the other for default or delay in the performance of its obligations under this Agreement, if such default or delay shall be caused directly or indirectly by accident, fire, flood, riot, war, terrorism, act of God, embargo, strike, failure or delay of normal source of supply of materials, or delay of carriers, or complete or partial shutdown of plant by any of the foregoing causes or other causes beyond its reasonable control, provided same are not due to the fault or neglect of such Party and provided further that any such delay or failure shall be remedied by such Party as soon as possible after the cause of such failure or delay.

12.   CONFIDENTIALITY

12.1  Any information or data (including but not limited to, any technical information, experience or data) regarding either Party's formulations, plans, programs, plants, processes, technical materials, Product, production requirements, standard specifications, costs, equipment, operations, procedures, instructions or customers (all of which is herein referred to as "Confidential Information") is the sole property of the respective Party. Each Party shall treat the other Party's Confidential Information in the same protective manner that it treats its own Confidential Information. Parties shall not use, except for the purpose of carrying out this Agreement, or disclose to others or permit their employees, agents, consultants or subcontractors to use, except for the purpose of carrying out this Agreement, or disclose to others, during the term of this Agreement and for a period of four (4) years from the date of termination or expiration of this Agreement, Confidential Information which has heretofore come or hereafter may come within the knowledge of, or which has been or may hereafter be acquired or developed by the respective party, its employees, agents, consultants or subcontractors, in the performance of any services hereunder. This paragraph shall not prevent either Party from using or disclosing to others information:

           (a) which is known to the receiving Party at the time it is disclosed by or obtained from the disclosing Party, which knowledge can be established by competent evidence; or
           (b) which is, or through no fault of the receiving Party becomes, lawfully available to the public; or
(c)   which lawfully becomes available to the receiving Party from a source other than the disclosing Party; or
(d)   which is independently developed by the Party without reliance upon or reference to the Confidential Information which independent development can be established by competent evidence; or
           (e) which the receiving Party is required by applicable Law, a court having jurisdiction, or Government or Regulatory Authority to disclose.

12.2  Upon termination of this Agreement, if requested, the receiving Party shall deliver to the disclosing party all notes, drawings, blueprints, manuals, letters, notebooks, reports and other writings of or pertaining to Confidential Information, including all copies thereof, and all other Confidential Information which is in the possession of or under the control of the receiving Party. Parties shall restrict access to Confidential Information to as few as practicable of their employees, agents, consultants and subcontractors, and in all cases shall restrict such knowledge to only those employees, agents, consultants and subcontractors who are directly connected with the performance of the services hereunder.

13.   COMPLIANCE WITH LAW

      Each Party shall comply with, and shall not be in material violation of, all valid, applicable Laws of the Territory which materially affect the Manufacture, processing, packaging, shipment, or storage of the Products.

14.   TRADE NAMES AND TRADEMARKS

14.1  AZ's Rights.  Dentsply hereby acknowledges that it does not have, and shall not acquire by virtue of this Agreement, any rights to or under any goodwill, trademark, tradename, copyright, patent of AZ, nor in any of AZ's trademarks or tradenames appearing on the label or packaging materials of the Products. Dentsply agrees to do nothing by act or omission which would impair AZ's or its Affiliates' rights, ownership and title in the aforementioned.

14.2  Dentsply's Rights.  AZ hereby acknowledges that it does not have, and shall not acquire by virtue of this Agreement, any rights to or under any goodwill, trademark, tradename, copyright, patent or other intellectual property of Dentsply, nor in any of Dentsply's trademarks or tradenames appearing on the label or packaging materials of the Products. AZ agrees to do nothing by act or omission which would impair Dentsply's or its Affiliates' rights, ownership and title in the aforementioned.

14.3  No Contest.  Each Party further agrees not to contest, deny or dispute the validity of any trademarks or tradenames owned by the other Party appearing on the labels or packaging materials of the Products or the title of such other Party thereto, and not to assist others in doing so, and not to take action of any kind inconsistent with the holding of all such trademark rights by such other Party.

14.4  Use.  Neither Party shall use the trademarks or tradenames owned by the other Party under which the Products are Manufactured on any other goods or products, except as provided hereunder.

14.5  Infringement.  Each Party shall immediately report in writing to the other Party upon being acquainted through any source whatsoever of any and all infringements or threatened infringements of the tradenames or trademarks owned by such other Party appearing on the labels and packaging materials of the Products, and any attempt on the part of anyone to register, copy, infringe upon or imitate such trademarks or tradenames, and if required by such party, the notifying Party will, at the other Party's sole expense, take such steps as the other Party may deem advisable against the infringement or otherwise for the protection of the other Party's rights.

14.6  Survival.  The obligations set forth in this Article 14 shall survive the termination or expiration of this Agreement.

14.7  Intellectual Property Indemnification.  Dentsply shall indemnify, defend and hold AstraZeneca, its Affiliates, and their employees, contractors and agents harmless from and against any and all claims, demands, actions, suits, losses, damages, costs, expenses (including reasonable attorney's fees), and liabilities which they may incur, suffer or be required to pay by reason of any patent infringement suit or other intellectual property suit brought against them as a result of or in connection with AZ's Manufacture of a Product provided such Product is manufactured in accordance with all material Specifications.

15.   NOTICES

      Any notice or request expressly provided for or permitted under this Agreement shall be in writing, delivered manually or by mail, telegram, telefax or cable and shall be deemed sufficiently given if and when received by the Party to be notified at its address first set forth below, or if and when mailed by registered mail or certified mail, postage prepaid, addressed to such party at such address. Either Party, by notice to the other, may change its address for receiving such notices.

      To AZ:                   AstraZeneca LP
                          50 Otis Street
                          Westborough, MA  01581

                          Attention:  General Manager

      With a copy to:     General Counsel
                          AstraZeneca LP
                          1800 Concord Pike
                          Wilmington, DE  19850

      To Dentsply:             Maillefer Instruments Trading S.a.r.L.
                          Dentsply Anesthetics Division
                          Chemin du Verger 3
                          CH-13333 Ballaigues
                          Switzerland

      With a copy to:     DENTSPLY Pharmaceutical Division
                          Concord Executive Center
                          3427 Concord Road
                          York, PA 17402

      And to:             Dentsply International Inc.
                          570 West College Avenue
                          York, PA 17404
                          Attention: Secretary

16.   GOVERNING LAW

      Other than claims for equitable or injunctive relief, any dispute or claim under this Agreement or any amendment thereto (unless such amendment provides otherwise), including without limitation as to their existence, validity, enforceability, interpretation, performance, breach, or damages, including claims in tort, whether arising before or after the termination of this Agreement, shall be settled only by binding arbitration pursuant to the rules of the American Arbitration Association (the "Rules"); provided, however, that: (a) the arbitration shall take place in Wilmington, Delaware; (b) there shall be three (3) arbitrators, who shall be selected under the normal procedures prescribed in the Rules, (c) at the arbitration hearing, each party may make written and oral presentations to the arbitrators, present testimony and written evidence, and examine witnesses; (d) the arbitrators shall have the power to award as damages the expenses of the arbitrators and of the administrator's fees for the arbitration; (e) the arbitrators shall issue a written decision explaining the basis for such decision; (f) such decision shall be final, binding, and enforceable in any court having jurisdiction over either of the parties..

      The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of Delaware for any action, suit, or proceeding for equitable or injunctive relief arising out of or relating to this Agreement, and agree not to commence any such action, suit, or proceeding related thereto except in such courts.

17.   COMPLETE CONTRACT

      This document, together with the exhibits thereto constitutes the complete and exclusive statement of the terms of the Agreement between the Parties hereto with reference to the subject matter hereof, and no statement or agreements, oral or written, made prior to or at the signing hereof shall vary or modify the written terms hereof, and neither Party shall claim any modification or rescission from any provision hereof unless such modification or rescission is in writing, signed by the other Party.
18.

NONASSIGNABILITY

      During the term of this Agreement the rights of either Party under this Agreement shall not be assigned, nor shall the performance of either Party's duties be delegated without the other Party's prior written consent, except either Party may assign this agreement to an Affiliate without obtaining the other Party's prior written consent. Notice of assignment shall be given to other Party at least thirty (30) days prior to the effective date of said assignment.

19.   WAIVER

      A Party's failure to enforce, at any time or for any period of time, any provision of this Agreement, or to exercise any right or remedy, shall not constitute a waiver of that provision, right or remedy or prevent such Party from enforcing any or all provisions of this Agreement and exercising any rights or remedies. All rights and remedies are cumulative and do not exclude any other right or remedy provided by Law or otherwise available.

20.   COUNTERPARTS

      This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one and the same instrument. An executed signature page of this Agreement delivered by facsimile transmission shall be as effective as an original executed signature page.

21.   NO BENEFIT TO OTHERS

      The provisions of this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights in any other persons except as otherwise provided in this Agreement.

22.   SEVERABILITY

      If any provision of this Agreement is held to be invalid, illegal or unenforceable, in nay respect, then, to the fullest extent permitted by applicable Law and if the rights or obligations of any Party will not be materially and adversely affected: (a) such provision will be given no effect by the Parties and shall not form part of this Agreement, (b) all other provisions of this Agreement shall remain in full force and effect and (c) the Parties will use their best efforts to negotiate a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with applicable Law and achieves, as nearly as possible, the original intention of the Parties. To the fullest extent permitted by applicable Law, the Parties waive any provision of law that would render any provision of this Agreement invalid, illegal or unenforceable in any respect.

23.   SURVIVAL

      The respective rights and obligations of the Parties set forth in this Agreement shall survive the expiration or termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Execution Date.


Maillefer Instruments Trading S.a.r.L.    ASTRAZENECA LP



By:    _________________________   By:   ________________________
Name:  _________________________   Name: ________________________
Title: _________________________   Title:________________________
Date:  _________________________   Date: ___________________________